CAMDEN LEARNING CORPORATION. COMPLETES INITIAL PUBLIC OFFERING

December 5, 2007 - New York, NY - Camden Learning Corporation (OTCBB: CAELU) (the “Company”) announced today it has closed its initial public offering of 6,250,000 units. The units were sold at an offering price of $8.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock. Prior to the effectiveness of the public offering, the Company consummated a private placement of 2,800,000 warrants at $1.00 per warrant to Camden Learning LLC, a limited liability company indirectly controlled and partially owned by certain of the Company’s officers and directors. The warrants sold in the private placement are substantially similar to those underlying the units sold in the initial public offering. The initial public offering and the private placement generated gross proceeds in an aggregate amount of $52,800,000 to the Company. Morgan Joseph & Co. Inc. acted as the representative of the underwriters of the initial public offering. Ellenoff Grossman & Schole LLP acted as counsel to Camden Learning Corporation and McDermott Will & Emery LLP acted as counsel to the underwriters’ representative.

Camden Learning Corporation is a blank check company recently incorporated for the purpose of merging with, engaging in a capital stock exchange with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses in the education industry focusing on early childcare, K-12 or post-secondary education or corporate training and related businesses.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on November 29, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
David L. Warnock, Chairman
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
Phone: (410) 878-6800